UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 30, 2013

POINT CAPITAL, INC.
 (Exact name of registrant as specified in its charter)

Delaware	333-167386	90-0554260
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

285 Grand Avenue, Building 5, Englewood, New Jersey	07631
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (201) 408-5126

__________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 - Securities and Trading Markets

Item 3.02. Unregistered Sales of Equity Securities.

On September 30, 2013 Point Capital, Inc. (the “Company”) closed a private placement of 5,000,000 common shares at $0.20 per share for a total gross offering price of $1,000,000. The Company offered its stock pursuant to Section 4(a)(2) of the Securities Act of 1933 and Rule 506(b) of Regulation D. The subscription for the shares of stock was evidenced by a purchase agreement, in which the purchaser represented to the Company that the purchaser was an accredited investor (as such term is defined under Rule 501 of Regulation D), and the transaction did not involve any form of general solicitation or advertising. The common shares were offered by Network 1 Financial Services, Inc., a broker-dealer and member of FINRA, which acted as the exclusive placement agent for the Company. The agent received cash compensation of $70,000 and a 3% non-accountable expense allowance and is entitled to 3,063,120 shares of the Company pursuant to the Placement Agency Agreement. We are using the net proceeds of the private offering for our working capital.

Section 8 - Other Events

Item 8.01. Other Events.

On October 4, 2013 the Company filed to become a business development company regulated pursuant to the Investment Company Act of 1940. Through the structure of a business development company, the Company will essentially be an investment and management consulting company. The Company intends to invest in growth businesses and to provide management expertise, corporate finance capabilities and leadership to the companies which will become its portfolio companies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 4, 2013

POINT CAPITAL, INC.

By:	/s/ Richard A. Brand
Name: Title:	Richard A. Brand Chairman, Chief Executive Officer and Director (Principal Executive Officer)